Exhibit 99.1

FOR IMMEDIATE RELEASE

Paramount Acquisition Corp. Announces Termination of
Proposed Business Combination with BioValve Technologies, Inc.

New York, N.Y., January 22, 2007 — Paramount Acquisition Corp. (OTCBB:  PMQC, PMQCU, PMQCW) announced today that Paramount and BioValve Technologies, Inc. have mutually terminated  the previously announced Contribution Agreement among Paramount, BioValve, BTI Tech, Inc. and Valeritas LLC.

Paramount and BioValve have determined that it will not be possible to consummate the transaction by the outside date provided for in the Contribution Agreement.  As a result, Paramount and BioValve determined that it is in each of their respective best interests to terminate the Contribution Agreement.

Consistent with its charter, Paramount intends to aggressively seek a suitable operating business in the healthcare industry for a merger, capital stock exchange, asset acquisition or other similar business combination.

Paramount also announced today that Dr. Lindsay Rosenwald, chairman of the board of directors, J. Jay Lobell, chief executive officer and member of the board of directors, and Isaac Kier, a member of the board of directors, intend to establish personal warrant purchase plans conforming to Rule 10b5-1 of the Securities Exchange Act of 1934.  These Rule 10b5-1 plans are expected to commence on January 24, 2007.  Under the plans, Dr. Rosenwald, Mr. Lobell and Mr. Kier will collectively purchase an additional 1,000,000 warrants at prevailing market prices up to $.64 per warrant, the last sale price of the warrants on January 19.  The warrant purchase plans will be subject to certain limitations, including that Dr. Rosenwald, Mr. Lobell and Mr. Kier, collectively, will not acquire more than 100,000 warrants in any one day, or 250,000 warrants in any single week.  The plans terminate upon the purchase by Dr. Rosenwald, Mr. Lobell and Mr. Kier, collectively, of 1,000,000 warrants under the plan or on March 30, 2007, whichever occurs first.

Rule 10b5-1 permits corporate officers and directors to adopt written, prearranged stock trading plans when they are not in possession of material non-public information.  In this instance, Dr. Rosenwald’s, Mr. Lobell’s and Mr. Kier’s plans are strictly for the purchase of the company’s publicly-traded warrants, and do not involve sale or disposition.

ABOUT PARAMOUNT ACQUISITION CORP.

Paramount Acquisition Corp. is a Specified Purpose Acquisition Company™ that was formed for the specific purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with an operating business in the healthcare industry.  Paramount raised net proceeds of approximately $53 million through its initial public offering consummated in October 2005 and exercise of the over-allotment option, and has dedicated its attention since the offering to seeking and evaluating business combination opportunities.

Paramount Acquisition Corp. is an affiliate of Paramount BioSciences, LLC, which focuses on the development of promising in-licensed drug candidates. Founded in 1991 by Lindsay A. Rosenwald, M.D., Paramount BioSciences is a unique drug development company that, with the assistance of its affiliated life sciences merchant bank, has created approximately 40 start-up companies over the past fifteen years.  Since its inception, Paramount BioSciences and its affiliated companies have been involved in the clinical development of more than sixty drug candidates — several of which have reached the market — and have over forty compounds in clinical development today.  Paramount BioSciences has extensive experience in all facets of the development of emerging life sciences companies and provides its portfolio companies a wide range of professional and financial support services.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Paramount.  Forward-looking statements are statements that are not historical facts.  Such forward-looking statements are based upon the current beliefs and expectations of Paramount’s management and are subject to risks and uncertainties that could cause actual results to differ from the forward looking statements.  The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:  compliance with government regulations; changes in legislation or regulatory environments, requirements or changes adversely affecting the health care industry, including changes in Medicare reimbursement policies; fluctuations in customer demand; management of rapid growth; intensity of competition from or introduction of new and superior products by other providers of drug delivery technologies and pharmaceuticals; timing, approval and market acceptance of new product introductions; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in Paramount’s Annual Report on Form 10-KSB for the year ended December 31, 2005.  The information set forth herein should be read in light of such risks.  Paramount does not assume any obligation to update the information contained in this press release.